Exhibit 99.2
AMENDMENT TO
THE HOUSTON EXPLORATION COMPANY
EXECUTIVE DEFERRED COMPENSATION PLAN
     The Houston Exploration Company (the “Sponsor”) wishes to amend The Houston Exploration Company Executive Deferred Compensation Plan (the “Plan”) to afford the Plan the ability to take advantage of certain transition relief described in IRS Notice 2005-1 in order to comply with the requirements of section 409A of the Internal Revenue Code, as added by the American Jobs Creation Act of 2004.
     Accordingly, the Plan is amended as follows, effective January 1, 2005:
1.	Section 3.1 of the Plan shall be amended by adding the following thereto:

Notwithstanding the preceding or anything herein that may suggest otherwise, to the extent permitted under Code section 409A and the Treasury regulations or any other authoritative guidance issued under that section (“Section 409A”), the Sponsor may permit Participants during the 2005 calendar year to make prospective Compensation Deferral elections by as late as March 15, 2005.

2.	Section 6.2 of the Plan shall be amended by adding the following thereto:

Notwithstanding the preceding or anything herein that may suggest otherwise, to the extent permitted under Section 409A, the Sponsor may permit Participants during the 2005 calendar year to make new distribution elections to comply with Section 409A with respect to amounts that will become distributable (but for such new elections) in 2006 attributable to Compensation Deferrals that are deferred under the Plan or Employer Contribution Credits that are contributed under the Plan.

In addition, notwithstanding the preceding or anything herein that may suggest otherwise, to the extent permitted under Section 409A, the Sponsor may permit Participants during the 2005 calendar year to cancel a Compensation Deferral election or terminate participation under the Section 409A transition rule allowing such cancellations and terminations in 2005, provided that the amounts subject to the cancellation or termination must be includible in the income of the Participant in 2005 (or, if later, in the taxable year in which the amounts are earned and vested.)

     IN WITNESS WHEREOF, the Sponsor has caused this Amendment to be duly executed on its behalf, effective as specified above.

ATTEST/WITNESS:	THE HOUSTON EXPLORATION COMPANY

By:	By:

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